Dr Notes


RESELLER AGREEMENT


THIS AGREEMENT entered into this 5'th day of May 2005, by and between Dr. Notes, Inc., a Florida Corporation having a business mailing address at 621 NW 53rd Street, Suite 310, Boca Raton, Florida 33487 (888) 679-2123
(hereinafter referred to as "DR. NOTES ") and TOTALMED, a Florida corporation, having a business mailing address at 6828 Mill Stream Road, Ocoee, FL. 34761 and phone number of (915) 309-0319 (herefinafter referred to as "Reseller).

WITNESSETH

WHEREAS, DR. NOTES is the owner of all right, title and interest in and to certain computer software, including programs and related documentation relating to clinical management and patient tracking systems, primarily the Dr. NotesTM Program and any of its derivative works, including but not limited to DrNotes.NET and;

WHEREAS, Reseller is experienced in the healthcare marketing and sales business for physicians, clinics and other healthcare providers/organizations and desires to market, and provide customer support of the DR NOTES' software to physicians and other providers in connection with DR NOTES' software under the Total Med Private Label.

NOW, THEREFORE, in consideration of these premises and the mutual covenants set forth below, the parties hereto agree as follows:

1. 	Definitions: As used in this Agreement, the following terms have the following meanings:

A. "Software" shall mean the packaged executable version of the computer programs owned by DR. NOTES relating to clinical management and patient tracking systems that is currently marketed under the name Dr. NotesTM Program and/or DrNotes.NET for a total of 38 medical and surgical specialties listed in
Exhibit I (Dr. NotesTM Specialties) as well as the ASP or web based version known as DrNotes.NET and any and all of its derivative works.

B. "Documentation" shall mean the user manuals, on line tutorials, data collection forms, knowledge based contained in the software as well as all marketing materials, including but not limited to the multimedia demo disk, video, implementation diagrams, E-Books and Virtual Tours on line or on CD, and other materials designed to be used with the Software and/or to market the Dr. NotesTM Program.

2. 	Appointment of Reseller/Territories. DR. NOTES
        hereby appoints Reseller as non-exclusive representatives for the purpose of providing marketing and sales services in connection with the Dr.
	NotesTM packaged Software, ASP models and Documentation to physicians, clinics and other healthcare facilities. In addition, DR. NOTES agrees to license to Reseller Demonstration Copies of its Software and Documentation, on CD and/or on line as reasonably needed in the opinion of DR. NOTES to assist the Reseller in performing such marketing and sales services in the United
	States and CANADA.

        Reseller's Commission/Distributorship. 	Dr. Notes
        will pay, under the Gold Reseller
        Distributorship, a commission to TOTALMED of 60% of license fee per physician and/or healthcare facility of the Dr. NotesTM Program Software licenses sold by the Reseller for contracts that are: (a). subscriptions of the DrNotes.NET ASP (b). and for contracts that are one time license purchases of a Dr. NotesTM Program known as a perpetual license and under the current license and service fees as approved by DR. NOTES and illustrated in Exhibit II (Dr. NotesTM Pricing). Any and all discounts are to be pre-approved in writing by DR. NOTES. TOTALMED and Dr. Notes mutually agree that the Dr. Notes Pricing can only be changed upon mutual agreement by both parties. Dr. Notes agrees that its sales force and distributors will not sell Dr. Notes for less than the prices listed in Exhibit II and that when Dr. Notes Pricing is changed by DR. NOTES, all sales representatives and channel partners will be notified simultaneously within a 30 day written notice.

        Reseller may sign up other distributors under its private label that are tailored to their own healthcare organizations under the terms of this agreement. If TOTALMED wishes to sign up distributors under their private label license that are not healthcare providers, such distributors must be pre-approved in writing by Dr. Notes, Inc. and all distributorship fees must be split under the same commissions and royalties as the license fees under the terms of this agreement. Under no circumstance can these distributors be assigned any exclusivity of any kind including but not limited to exclusive territories and/or exclusive customers.

4.	Reseller's Cost. Reseller agrees to pay an upfront, one time distributorship fee of two hundred and
        fifty thousand USD ($ 250,000 USD) for the Gold Level Distributorship and rights to resell the Dr.
        NotesTM Program Software licenses to physicians, clinics and integrated facilities in the United States and CANADA.

              a TOTALMED will purchase a GOLD Level
              Distributorship and pay $250,000 (two hundred and fifty thousand dollars) on June 29th, 2005 for the right to resell Dr. Notes Programs on a nonexclusive basis in the Territory outlined in
              Section 2, under the commission and royalty splits as follows to physicians and other providers. TOTALMED receives from Dr. Notes a 60% commission of all license fees generated by TOTALMED for the sale of the Dr. Notes licenses to healthcare providers. Dr. Notes will retain a 40% royalty for all licenses sold by TOTALMED for the Dr. Notes Programs. If full payment of $ 250,000 USD is not received on or before June 29th, 2005 this Agreement shall immediately become null and void and any sales made prior to this date will be paid at the standard 30% Reseller commission.

5.	Reseller's Obligation

A. Marketing and Sales Documents. Reseller shall provide DR. NOTES with the following completed forms where applicable:
              i. Credit Application in the form of Exhibit III and Lease Agreement in the form of
                      Exhibit IV upon order placement for a software license purchase or Subscription
                      Agreement in the form of Exhibit V upon
                      order placement for a subscription
                      license purchase,
              ii. Credit Card Information and Authorization in the form of Exhibit VI product, services and/or for subscription purchases.
              iii. Reseller Information Sheet to be used when introducing Dr Notes to the healthcare providers that contain any of Dr. Notes logos or other Dr. Notes marketing materials or Documentation as defined in
                      Section 113 of this Agreement.

     The Sales Documents must be completed without any handwritten additions, edits, or deletions before a sale is complete.

B. Commissions and Payments for Licenses. Reseller shall be paid by Dr. Notes a total of 60%
   (sixty) of license fees per provider, per location, per user, per workstation and/or any other approved method of licensing of the Dr. NotesTM
   Program as the payments are received from the customer. Typically if financing is required, the credit approval process is expected to take about 3 to 5 working days. Upon the funds clearing the bank, 60% of license fee shall be paid by DR.NOTES to TOTALMED. Immediately upon receipt of payment and the funds clearing the bank, the product will be shipped and/or access to the ASP applications will be allowed.
   The 60% commission due to TOTALMED by Dr. Notes shall be either sent by wire transfer or Company check to Reseller at the sole discretion of the Reseller. Reseller agrees to pay for wire transfer fees. Under no circumstances will DR. NOTES ship product to customer or provide access to the Dr. Notes application on the ASP or in any other way provide the Dr.
   Notes application until payment for sold licenses have been received and funds cleared the bank. Reseller may process payments for all related hardware and third party software directly with the customer. If TOTALMED chooses to use their own leasing companies or finance companies, split funding by the finance company whereas 60% is paid to TOTALMED and 40% is paid directly to Dr. Notes, Inc. is also an acceptable form of payment for license fees under this agreement.

C. Commissions and Payments for Services: All payments for Dr. Notes Program related services including but not limited to technical support, training fees, implementation, installation and any other fees reflected in Exhibit II (Dr. Notes
   Pricing) shall be paid directly to DR. NOTES by the customer. DR. NOTES agrees to pay
   Reseller 25 % of all services sold by
   TOTALMED to customers that are not part of the license fees for the Dr. Notes Programs.
   The 25% commission payments from DR. NOTES to Reseller shall be either sent by wire transfer or Company check to Reseller at the sole discretion of the Reseller. Reseller agrees to pay for wire transfer fees. All customers sold by TOTALMED will be referred back to TOTALMED for renewal of technical support contract or other services requested from Dr.
   Notes, Inc. while this contract is valid and in effect.

D. Best Efforts. Reseller agrees to use its best efforts to market and maximize the licensing of DR. NOTES's Software and Documentation without any misrepresentation of the Dr. NotesTM
   Program and DR. NOTES company.

E. Training. Reseller will send representatives for 5 days (40 hours) of training at the Dr. Notes world headquarters in Boca Raton, Florida and an additional 5 days to be certified as Dr.
   Notes demonstrators and customer support representatives.

F. Customer Service/Total Solution: Reseller will provide adequate first line of support to its own customers and Resellers representatives will call
   DR. NOTES technical support staff only
   for Dr. Notes Programs software related problems.
   DR. NOTES may require that Reseller
   customer support staff obtain additional training when at DR. NOTES sole option the Reseller is not providing adequate Customer Services and/or when non related Dr. Notes Program problems are being referred to DR. NOTES. Reseller agrees to pay the usual and customary training fees at the time that such additional training is required. TOTALMED will provide a total solution to the customer and/or end user including but not limited to training, tech support, implementation and installation under the fees listed in Exhibit II (Dr. Notes Pricing), which may be changed from time to time with a 30 day written notice at DR. NOTES sole discretion.

6. 	Requirements for Usage: End User License and
        Subscription Agreements. In performing its obligations, and simultaneously with submitting an order to DR. NOTES, Reseller shall obtain the signature of an authorized representative of the customer on DR. NOTES's End User License
        Agreement (EULA) furnished by DR. NOTES, and attached hereto as Exhibit VII (a) and VII (b) and a Subscription Agreement attached hereto as Exhibit V for subscriptions only, all of which may be amended by DR. NOTES from time to time. DR. NOTES also incorporates the End User
	License Agreement into the Dr. NotesTM Program to be agreed by the end user upon login and the Subscription Agreements upon login into the DrNotes.NET ASP application. DR. NOTES shall have no obligation to accept any order submitted by Reseller unless said license has been paid in full. DR. NOTES may at its sole option refuse to accept a sale to any end user that it deems not to be in its best interest including but not limited to competitors.

A. 	Reports. Reseller will provide the following reports on line and by e-mail to DR. NOTES:

i. 	Sales Activities. Written or on line weekly
        reports of Reseller marketing and sales
	activities, including prospect calls and current information on the status of marketing, sales and contracting activities with prospective customers.





Reports. Reseller will provide the following reports on line and by e-mail to DR. NOTES:

i. 	Sales Activities. Written or on line weekly
        reports of Reseller marketing and sales
	activities, including prospect calls and current information on the status of marketing, sales and contracting activities with prospective customers.

ii. 	Sales Closed. By the end of each day, Reseller
        shall provide DR. NOTES a completed
	order form and credit application as received by Resellers from customers where applicable. By the 5th of each month, Reseller and shall provide to DR. NOTES a summary report of all sales made for the previous month.

iii. 	Customer Complaints. Prompt reports to DR.
        NOTES, by telephone, or where
	appropriate, in writing, and/or by e mail of all complaints from customers or prospective customers regarding the DR. NOTES Software or the services provided by Reseller or DR. NOTES staff including any and all Privately
        Labeled Software and Documentation.

iv. 	Market Conditions. Written or on line
        quarterly reports of competitive, market and economic conditions relating to the DR. NOTES
        Software, as such conditions become
	known to Reseller.

v. 	Reseller's Personnel. Written or on line monthly
        reports due by the 5th of every month
	identifying the names of all employees, agents or
        representatives of Reseller involved in
        the sales, marketing, installation, implementation,
        training and support of the DR. NOTES
	Software and/or those representatives who have
        access to the documentation as described
        in Section 1      B.

B.	Customer Satisfaction Questionnaire. Reseller shall
        arrange for the distribution to
        customers, and for the return of responses to DR. NOTES, of a customer satisfaction questionnaire that DR. NOTES provides to Reseller, in accordance with the schedule established by DR. NOTES, which shall be no more frequently than quarterly.

C. 	Expenses. Reseller shall be responsible for all
        expenses incurred by it in performance of its obligations under this Agreement, including but not limited to marketing lists, phone charges, lead management software and customer tracking system, e mail advertising, fax advertising, on line advertising, providing of software related services including but not limited to installation, implementation, training, support and any other form of sales and services related activities allowed by this Agreement and approved by DR. NOTES.

D. 	Installation of Software, Training and Education
        of Customers. Reseller shall assure that the customer received the Dr. NotesTM software and verify that the customers training has been set up. Reseller account representative or agent shall advise the customer and then call to verify that the customer uses the Dr.
        NotesTM Program, acknowledges receipt of the Educational Courseware, Users Manual,
        Tutorial CD and the Dr. NotesTM Program
	CD for perpetual licensed purchases or access to the DrNotes.NET web servers. DR.
	NOTES shall provide with each Dr. NotesTM
        Software License and/or Subscription a
	Users Manual to be used by customer in self training prior to obtaining on line training sessions or any other form of training available at the time. Upon completion of the User
	Manual review, the customer/users shall receive from DR.NOTES staff a minimum of three 2 Hr training sessions. Reseller account representative shall advise customer to contact DR. NOTES for said training. If a customer directly contacts DR. NOTES for additional training, DR. NOTES will provide such training at the usual and customary fees. No commission will be paid to the Reseller for additional training sessions obtained directly from DR. NOTES. However, any additional training and other services sold by Reseller will be paid at the 25% commission structures under Section 5C. DR. NOTES agrees to inform Reseller that the customer has received training and is proficient in the use of the Dr. NotesTM Program as well as which customers need additional training.



        Reseller account representative or agents shall inform potential customers and customers that it is their sole responsibility to obtain the minimum hardware that is necessary to efficiently run the Dr. NotesTM Program on a LAN, WAN and/or as an ASP model and that the maintenance of their hardware networks should be performed by a Microsoft
        Certified Engineer and/or Hardware Specialist. DR.
        NOTES shall provide the minimum
        hardware specifications necessary to run the Dr.
        NotesTM Program which may be changed
        from time to time. Reseller is responsible for installation of all hardware networks, printers, scanners, pentablets and any other hardware that is necessary to run the Dr.
        Notes Program. Reseller shall send its staff to Dr.
        Notes, Inc. headquarters for training on how to install the Dr. Notes Program on said LAN's and WAN's initially. Dr. Notes will solely install upgrades to existing customers as part of the contracted services between Dr.
        Notes and its users.

        All reports, questionnaires, sales and services provided by Reseller to customers may be securely placed on line to be accessed by DR.NOTES to comply with section 6 of this Agreement.


7.	Responsibilities of DR. NOTES.

A. Training. DR. NOTES shall provide Reseller and its employees or subcontractors with training, which will address the functions, features and applications of the Dr. NotesTM Program.
Representatives of Reseller that successfully complete
DR. NOTES' five day training program shall be certified as Product Consultants and Demonstrators. Only Product
Consultants/Demonstrators may provide information to potential customers regarding the functionality, features and benefits of the Dr. NotesTM Program. DR.
NOTES shall have the right, in its sole discretion, to refuse to certify representatives of Reseller that, in DR. NOTES' reasonable judgment, are not qualified.

B. Product Information. DR. NOTES shall furnish
Reseller with a master set of marketing
materials and product information as is made generally available by DR. NOTES to customers and other distributors. Sample marketing materials, videos and a multimedia demodisks master copies will be provided to Reseller at no cost. Reseller may reproduce only these DR. NOTES provided master marketing materials, videos and CD's to represent the Dr. NotesTM Programs. Reseller shall in no way make changes to any of the marketing materials or in any way create their own marketing materials, flyers, letters, and other promotional materials that represent the Dr. NotesTM Program functionality, features and benefits without the express written consent and approval of DR.
NOTES.

C. Pricing Information. DR. NOTES shall provide
Reseller with DR. NOTES's standard license fees and group discounts for the Dr. NotesTM Software, as attached in the form of Exhibit II (DR. NOTES Pricing).
Reseller understands that such fees may be changed at any time by DR. NOTES, in its sole discretion, and agrees not to purport to bind DR. NOTES to any such prices. DR. NOTES agrees to honor such pricing for a 30-day period from printed announcement date. DR.
NOTES agrees to inform Reseller of pricing changes in writing with a 30 day prior notice.

D. Technical Support and Upgrades. Dr. Notes shall provide second line of support to TOTALMED staff only. Dr. Notes is not responsible for the first line of customer support to TOTALMED's customers. Dr. Notes will provide upgrades remotely directly to end users servers unless it is an ASP customer for which the upgrades are provided directly on Dr. Notes web servers. Technical Support and Upgrades are provided to mutual customers under the standard service agreement. Only if services agreements are paid to date and current will Dr. Notes provide technical support and upgrades to mutual customers.

E. New Modules, Customization and Integration. New modules are billed separately and may be sold by TOTALMED under the same terms and conditions of this agreement. Customization and integration into other programs as requested by customers will be billed separately and commissions for such service es will be paid at the 25% (twenty five) sales commissions for services.


8.	Confidential Information. Reseller recognizes that the
        Software and Documentation are and
        contain the valuable, confidential and trade secret information of DR. NOTES. In addition, Reseller may learn other confidential information concerning DR. NOTES or its products. The
        Software, Documentation and all other confidential information concerning DR. NOTES or its products is referred to in this Agreement as "Confidential Information." Accordingly, Reseller agrees that at all times it will hold as confidential and will not disclose the Confidential Information, except to employees on a need-to-know basis.
        Reseller further agrees that it will use the Confidential Information only as permitted by this Agreement. Except for promoting the Software and showing the Documentation to prospective customers, Reseller agrees to exercise its best efforts to prevent the disclosure or other dissemination of the Software or Documentation, to any third party. Reseller further agrees to place all of its employees, Independent Consultants and others who may have access to the Software or Documentation, or information contained in the Software or Documentation, under written Noncircumvent and Nondisclosure Agreements in the form of the agreement attached as Exhibit VIII to enable Reseller to comply with its obligations hereunder. Reseller further agrees not to reverse assemble, reverse engineer, reverse compile or otherwise derive a source code equivalent to the Software, or attempt to do so. Reseller shall be fully responsible for the acts and omissions of its employees and representatives, including its Dr.
        NotesTM agents, and their acts and omissions shall be deemed to be the acts and omissions of Reseller.

        Ownership. It is agreed and understood by the parties hereto that DR. NOTES is and shall remain the owner of all right, title and interest, including, but not limited to, all copyrights and trade secret rights, in and to the Software and Documentation and all of its derivative works. Further, Reseller shall have no rights in the Software and Documentation beyond those rights explicitly granted herein and customers shall have no rights beyond those specifically granted in the End User License
        Agreement and/or Sales Documents. Reseller recognizes that the Software and Documentation, including the DR. NOTES data collection forms, video, marketing materials and promotional CD's are protected under copyright laws and Reseller agrees not to copy or otherwise use the Software and Documentation outside of the scope of this Agreement, or aid others in making copies of the Software and Documentation without the express written approval of DR. NOTES. DR. NOTES shall provide Reseller with one copy of hard and soft copies of the user manual, promotional materials as well as one copy of the E-Book and Virtual Tour of DrNotes.NET for internal use by Reseller and for promotional purposes. The user manual, training manual, marketing materials, E-
        Book and Virtual Tour CD's may be copied or distributed by Reseller strictly for the promotional purposes outlined in this Agreement.

10.	Warranties, Limitations.

A. Limited Warranties. The sole warranties that DR. NOTES makes with respect to the DR. NOTES Software are as follows:

        1. DR. NOTES has the right to distribute the DR. NOTES Software and to enter into this Agreement.

        2. The Software will perform substantially as described in the Documentation.

B. Disclaimers. DR. NOTES does not represent that the Software is error-free or will run uninterrupted. DR. NOTES EXPRESSLY DISCLAIMS ALL
WARRANTIES OTHER THAN THOSE SET FORTH IN SECTION
9(A), INCLUDING BUT NOT LIMITED TO ANY
WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR
A PARTICULAR PURPOSE.

11 Limitation of Liability. In no event shall DR. NOTES be liable for any incidental, special, indirect or consequential damages whatsoever, including, but not limited to, loss of data or programs or lost profits, even if DR. NOTES had been advised, knew or should have known of the possibility of such damage. DR. NOTES's total liability for damages hereunder, whether in an action for contract or tort, including negligence, or otherwise shall not exceed the amount that Reseller has received in sales commissions from DR. NOTES under this Agreement during one week period immediately preceding the loss.

12. 	Term and Termination. This Agreement is for a One
        Year Term and renewable yearly unless
	otherwise terminated by either party for cause with a 60 days written notice. Upon receipt of notice to terminate, either party shall have a 60 day cure period to correct all deficiencies outlined in the notice to terminate. Upon failure to cure all deficiencies and/or breach of this Agreement, Reseller shall cease all marketing activities upon receipt of such notice, including the use, in any manner, of DR. NOTES's name or trademark in connection with marketing activities. Reseller shall return to DR. NOTES all Software and Documentation and all other Confidential Information in Reseller's possession or accessible to Reseller. DR. NOTES's obligations to pay commissions hereunder shall survive termination of this Agreement for sales made by Reseller prior to termination. Upon termination of this Agreement, the only commissions paid by Dr. Notes, Inc. to TOTALMED will be those that have already been earned under this agreement while it was still in force and valid.

13. 	Trademarks, Goodwill, Etc.. Nothing in this Agreement
        shall confer rights of any kind in the name of DR. NOTES or any of DR. NOTES's trademarks, trade names, service marks, or advertisements other than as expressly provided in this Section 12. Reseller may use in its own marketing materials of their own products the DR. NOTES trademarks provided that no public use will be made of such materials until they have been approved in writing by DR. NOTES. Reseller shall use its best efforts to maintain and enhance the reputation of DR. NOTES and DR. NOTES's Software in all dealings with prospective customers or other third parties, and shall conduct all phases of its operations ethically and in such manner that the name and reputation of DR. NOTES and DR.
	NOTES's Software will not suffer.

14. 	No Representations by Reseller. DR. NOTES prohibits
        Reseller from making any representation to any third parties beyond what is exactly provided by DR. NOTES in the Documentation. Any representation beyond the Documentation provided by DR. NOTES shall be the sole responsibility of Reseller and Reseller shall indemnify and hold DR. NOTES harmless from any misrepresentation including damages, cost and attorney fees, as provided in
        Section 16.

15. 	Noncompete and Other Products. Reseller will not,
        during the term of this Agreement, sell, license, or offer for sale or license, or provide services in connection with, any product that is competitive with DR. NOTES's Software including but not limited to Computer Based Patient
	Record System and/or Electronic Medical Records or Electronic Health Records. During the first two years after the termination of this Agreement and after the 60 day failure to cure period has passed, Reseller shall not market, sell or in any way promote any product that is competitive to the Dr. NotesTM Program and/or any of its derivative works as outlined in this Agreement. Reseller may resell any Practice Management System (PMS) and services to the PMS of any vendor including vendors that sell another Electronic Medical Record as long as Reseller does not resell any other EMR or any services related to an EMR.

16. 	Independent Contractor. The parties agree that Reseller
        is an independent contractor and shall not be deemed to be, for any purpose whatsoever, an employee of DR. NOTES. Further, the parties agree that Reseller may not act as, or hold itself out in any manner as an employee of DR. NOTES, nor can Reseller bind DR. NOTES to any third party. If for any reason Reseller are found employees of DR. NOTES or to have contractually bound DR. NOTES, Reseller shall indemnify
	DR. NOTES for any liabilities such employment or contractual relationship places on DR. NOTES, including any damages, costs, attorneys fees, tax or insurance liabilities, in accordance with Section 16.

17. 	Mutual Indemnification. Reseller and DR. NOTES shall
        mutually defend, indemnify and hold each other, including its assignees, subsidiaries and affiliated companies, officers, directors, employees, shareholders, agents and representatives of each of them, harmless from and against any loss, injury, demand, cost, expense, or claim of any kind or character, including but not limited to attorneys' fees, arising out of each other's performance under this Agreement, whether caused by either parties' negligent, willful or wanton misconduct, or by the negligent, willful or wanton misconduct of its employees, agents, or representatives, or by failure to comply with any provision of this Agreement or with the laws, statutes, rules, regulations or orders of any governmental authority having jurisdiction over
        TOTALMED, DR. NOTES or its business.

18. 	Equitable Remedies. Reseller agrees that because
        of the unique nature of the DR. NOTES
	Software and Documentation and DR. NOTES's proprietary rights therein, breach of this Agreement by Reseller would irreparably harm DR. NOTES and monetary damages would be inadequate compensation. Therefore, Reseller agrees that DR. NOTES shall be entitled to preliminary and permanent injunctive relief from any court of competent jurisdiction to enforce the provisions of Sections 7, 8, 12 or 14 and any other provisions of this Agreement or applicable law with respect to which DR. NOTES may demonstrate it is entitled to injunctive relief. Reseller agrees to pay for all cost and attorneys' fees of DR. NOTES to enforce any of its equitable remedies.

19.     Insurance. Reseller shall (a) procure and maintain
        (i) comprehensive general liability insurance, including contractual liability insurance and errors and omissions insurance, in an amount not less than one million dollars ($1,000,000) for any single occurrence, and (ii) property damage insurance in an amount not less than one million dollars
        ($1,000,000), all such insurance to protect Secondary distributors against liability for any claims directly or indirectly connected with the Software and Documentation marketed by Secondary distributors pursuant to this Agreement and (b) provide evidence to DR. NOTES of such insurance coverage. DR.
        NOTES shall be advised at least ten
        (10) business days notice before cancellation or termination of such insurance.

20.	Miscellaneous Items.

       A.	Sole Agreement. This Agreement, including the Exhibits
                hereto, constitutes the sole and
                exclusive agreement between the parties and incorporates all previous understanding, whether written or oral, between the parties hereto.
                This Agreement may be amended only by a document executed by duly authorized representatives of both parties.

                Exclusive Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Florida and shall be tried under the exclusive jurisdiction and venue of Palm Beach County in the State of Florida.

C. 	Severability. If any paragraph, section or
        other portion of this Agreement is declared unenforceable, such section, paragraph or other portion shall be deemed severed from this Agreement and the remainder of this Agreement shall be enforced as if the severed paragraph section or other portion had never been included in the Agreement.

D.      Survival. Sections 7,   8, 10 through 17 and 19(G) shall
        survive the termination of this Agreement.

E.	Waiver. No waiver by either party of any default hereunder
        shall be deemed a waiver of
        any subsequent or continuing defaults.

F.	Section Headings. The section headings used in this
        Agreement are informational only
        and form no part of the Agreement.

G. 	Notices. All Notices required pursuant to this
        Agreement shall be sent by facsimile, with the original sent by United States Postal
        Service Certified Mail, Return Receipt
	Requested, to the address first set forth above, unless a change of such address is made by notice pursuant to this Section, and shall be deemed to be effective on the date indicated by the facsimile machine that the transmission was received. Notices to DR. NOTES shall be to the attention of Angel M. Garcia, M.D. at fax number (561) 314-1435 ore mailed to amgarcia@drnotes.com Notices to Reseller shall be to the attention of Mr. James Sterling at fax number (915) 585-7412 and e-mailed to JSterlin@elp.rr.com








H.	Export Restrictions. Reseller agrees to not export the
        Software or Documentation outside
        of the United States.

1. 	Transfer of Rights. It is agreed that Reseller
        shall not sublicense, assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the express written consent of DR. NOTES. Nothing set forth in this agreement shall prohibit
	DR. NOTES from assigning its rights and obligations to any third party.

J. 	Insolvency. Only in such case that Dr. Notes shall
        file Chapter 7 and is not able to provide support and other services under the terms and conditions of this agreement, Dr. Notes, Inc. agrees to provide its source code to an escrow agent as designated by the Bankruptcy court until such support and services are provided to the satisfaction of the terms of this agreement.

WHEREFORE, the parties have caused their duly authorized representatives to affix their signature to this document as of the dates indicated below, for the purpose of being bound hereby.


For Dr. Notes:                     For RESELLER


By: /s/Angel M. Garcia             By: /s/ James Sterling

Its: CEO                           Its:  Secretary/Treasurer

Date: June 29, 2005                Date:  June 29, 2005

Subscriptions



Term              License Fee            Services Included
-----             -----------            -----------------

60 Days         $ 500 One Time / Dr      6 Hrs On Line Training
                                         Unlimited Tech Support
                                         (While Subscript. Active)


Mo to Mo 	$ 795 / Mo / Dr.
(No Contract)                            8 Hrs On Line Training
                                         Unlimited Tech Support


1 Yr            $ 695 / Mo / Dr.         8 Hrs On Line Training
                                         Unlimited Tech Support*


3 Yrs           $ 595 / Mo / Dr.         8 Hrs On Line Training
                                         Unlimited Tech Support*


5 Yrs           $ 495 / Mo / Dr.         8 Hrs On Line Training
                                         Unlimited Tech Support*


7 Yrs           $ 395 / Mo / Dr.         8 Hrs On Line Training
                                         Unlimited Tech Support*


10 Yrs          $ 295 / Mo / Dr.         8 Hrs On Line Training
                                         Unlimited Tech Support*


* Second Level Dr. Notes support to Reseller only. Does not include level 1 customer support.

License Purchase




Lifetime Perpetual License Fee ... . . . . . $ 17,500 per Dr. (One Time)*
                                             Inc. 8 Hrs On Line Training
                                             Inc. 1 Yr Unlimited Tech Support


* Financing Available

                                     Services



On Line Training ...                          $175 / Hr


On Line Training ...                          $300 / 2 Hr Block


University/Classroom Training (20 Group) ...  $25 Hr / User


On Site Training/Implementation ...           $2,250 / Day**


Tech Support (8AM to 8PM) ...                 $175 / Hr


Tech Support (Yearly Contract) ...           $2,400 / Yr / Dr.


Customization ...                            $185 / Hr


Development/Programming ...                  $225 / Hr or by contract per SOW

** Includes Out of Pocket Expenses (Travel, Food, Lodge-Continental US)
Notice: All fees are subject to change with a 30-Day Written Notice

EXHIBIT I	DR. NOTESTM SPECIALTIES AND FUTURE SPECIALTIES / ENHANCEMENTS

EXHIBIT II	DR. NOTESTM PRICING

EXHIBIT III	CREDIT APPLICATION (For Perpetual License Purchase Only)

EXHIBIT IV	LEASE AGREEMENT (For Perpetual License Purchase Only)

EXHIBIT V	SUBSCRIPTION AGREEMENT

EXHIBIT VI	CREDIT CARD INFORMATION (For Perpetual License Purchase and
Subscriptions)

EXHIBIT VII	END USER LICENSE AGREEMENTS (EULA-For All Users)
a) Perpetual License Purchase
b) Subscription License

EXHIBIT VIII NONCIRCUMVENT NONDISCLOSURE AGREEMENT